Exhibit 99
Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude	Rob Litt
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612-303-8266
F O R       I M M E D I A T E       R E L E A S E
Piper Jaffray Companies Announces 2006 Second Quarter Results
MINNEAPOLIS — July 19, 2006 — Piper Jaffray Companies (NYSE: PJC) today announced its operating results for the quarter ended June 30, 2006. In light of the pending sale of its private client branch network to UBS AG, the Private Client Services segment is accounted for as discontinued operations.
For the quarter ended June 30, 2006, net income, which includes both continuing and discontinued operations, was $4.1 million, up from $1.2 million in the comparable quarter a year ago. Diluted earnings per share totaled $0.21, up from $0.06 in the same quarter last year. The current quarter results include restructuring and transaction costs related to the pending sale of the private client branch network; the restructuring and transaction costs reduced net income by $10.6 million after tax, or $0.54 per diluted share. The second quarter of 2005 results included a pre-tax restructuring charge of $8.6 million, or $0.29 per diluted share after tax, related to implementing certain expense reduction measures.
For the quarter ended June 30, 2006, net income from continuing operations totaled $7.9 million, up from a net loss of $1.1 million in the year-ago period, on net revenues of $105.3 million, up 11.7 percent from $94.2 million for the same quarter last year. Diluted earnings per share from continuing operations were $0.40, up from a loss of $0.06 per share in the prior-year quarter.
For the first six months of 2006, net income from continuing operations was $26.6 million, or $1.37 per diluted share, up from $2.3 million, or $0.12 per diluted share, for the year-ago period. Net revenues of $240.2 million year-to-date represent a 31.6 percent increase over the year-ago period, due to increases across all capital markets businesses.

“We are pleased to report solid second quarter financial results,” said Chairman and Chief Executive Officer Andrew S. Duff. “During the quarter we continued to execute our growth strategy by adding senior professionals in investment banking, and expanding our high-yield and structured products group and our UK health care franchise. In addition, the PCS branch network transition to UBS is going well and we expect the transaction to close in the third quarter of 2006.”
Results of Continuing Operations
Net Revenues
For the second quarter of 2006, net revenues from continuing operations totaled $105.3 million, up 11.7 percent from $94.2 million for the second quarter of 2005 and down 22.0 percent compared to the first quarter of 2006.
Institutional Sales and Trading
For the quarter ended June 30, 2006, total institutional sales and trading revenues were $48.2 million, up slightly from the second quarter of 2005. Compared to the first quarter of 2006, net revenues declined by $7.2 million, or 13.0 percent.
•	Equities sales and trading revenues were $31.5 million, an increase of 5.0 percent from the year-ago period and a decrease of 3.8 percent compared to the first quarter of 2006.

•	Fixed income sales and trading revenues were $16.6 million, down 4.4 percent compared to the second quarter of 2005. Compared to the first quarter of 2006, fixed income sales and trading revenues were down 26.5 percent, mainly driven by lower revenues from high-yield and structured products.

Investment Banking
For the second quarter of 2006, total investment banking revenues were $61.2 million, up $13.3 million, or 27.7 percent, compared to the second quarter of 2005. Compared to the first quarter of 2006, total investment banking revenues declined $8.5 million, or 12.2 percent.
•	Equities underwriting revenues were $25.6 million, up 51.2 percent compared to the second quarter of 2005, driven by higher convertible and equity offering revenues. Compared to the first quarter of 2006, equity underwriting revenues declined 14.6 percent, mainly due to lower equity offering revenues offset in part by higher convertible revenues.

•	Advisory services revenues were $19.9 million, up 77.2 percent compared to the year-ago period driven by more completed mergers and acquisitions transactions. Compared to the first quarter of 2006, advisory services revenues declined 16.9 percent, due to fewer completed mergers and acquisitions transactions.

•	Fixed income underwriting revenues were $15.7 million, down 20.7 percent compared to the near-record second quarter of 2005, driven by lower municipal refinancing transactions due to increased interest rates. Fixed income underwriting revenues were essentially unchanged compared to the first quarter of 2006.
Following is a recap of completed deal information for the second quarter of 2006:
•	19 equity offerings, raising a total of $2.9 billion in capital, and placing the firm 16th nationally, based on the number of completed transactions. Of the 19 transactions, Piper Jaffray lead-managed 10 deals. (Source: Dealogic)

•	9 mergers and acquisitions transactions with an aggregate enterprise value of $1.7 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	125 tax-exempt issues with a total par value of $1.7 billion, ranking the firm fifth nationally. In the Midwest, the firm completed 67 public finance issues for the quarter with a total par value of $443 million, again ranking the firm the lead underwriter of Midwest tax-exempt issues. Rankings are based on the number of completed transactions. (Source: Thomson Financial)

Non-Interest Expenses
Compensation and benefits expense for the second quarter of 2006 was $60.7 million, up 12.3 percent compared to the prior-year period, primarily attributable to increased variable compensation driven by higher net revenues and profitability. Compared to the first quarter of 2006, compensation and benefits expense declined 16.8 percent, mainly due to lower variable compensation driven by lower net revenues and profitability.
Non-compensation expenses were $32.4 million for the current quarter, down 22.9 percent compared to the second quarter of 2005, primarily due to the $8.6 million pre-tax restructuring charge recorded in the year-ago quarter. Non-compensation expenses declined 2.7 percent from the first quarter of 2006.
For the three months ended June 30, 2006, pre-tax operating margin from continuing operations was 11.6 percent, up from 7.2 percent (excluding the $8.6 million restructuring charge) for the year-ago period and down from 21.3 percent for the first quarter of 2006. The margin in the first quarter of 2006 was increased by 650 basis points, due to a pre-tax gain of $10.2 million from the company’s ownership of two seats on the New York Stock Exchange.
Results of Discontinued Operations
Discontinued operations include the operating results of the Private Client Services segment. On April 11, 2006, the firm announced that it is selling its private client branch network to UBS AG, and the sale is expected to close in the third quarter of 2006. In addition, discontinued operations include restructuring and transaction costs incurred in connection with this sale. All items are presented net of income taxes.
For the quarter ended June 30, 2006, Private Client Services recorded after-tax operating income of $6.8 million, or $0.34 per diluted share, up from $2.3 million, or $0.12 per diluted share, in the second quarter of 2005 and up from $5.2 million, or $0.27 per diluted share, in the first quarter of 2006. The restructuring and transaction costs, which were primarily for severance costs, were $10.6 million after tax, or $0.54 per diluted share.

Additional Shareholder Information

	As of June 30, 2006	As of March 31, 2006	As of June 30, 2005
Full time employees:	2,638	2,793	2,907
Financial advisors:	736	817	863
Client assets:	$51 billion	$54 billion	$51 billion
Shareholders’ equity:	$807.4 million	$794.5 million	$725.0 million
Annualized Return on Average Tangible Shareholders’ Equity[1]	3.4%	21.1%	1.2%
Book value per share:	$43.51	$42.82	$38.74
Tangible book value per share:	$26.30	$25.58	$21.58

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
	June 30, 2006	June 30, 2005	June 30, 2006
(Dollars in thousands)

Shareholders’ equity	$802,229	$731,297	$807,429
Deduct: Goodwill and identifiable intangible assets	319,634	321,234	319,434

Tangible shareholders’ equity	$482,595	$410,063	$487,995

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Sandra G. Sponem, chief financial officer, will host a conference call to discuss second quarter 2006 financial results on Wednesday, July 19, 2006, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the firm’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 2190437 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET on July 19, 2006 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.
About Piper Jaffray Companies
Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company currently operates through two primary revenue-generating segments: Capital Markets and Private Client Services. The sale of the company’s Private Client Services branch network, announced April 11, 2006, is currently pending. The company’s Capital Markets business generates revenue through two groups, Corporate and Institutional Services and Public Finance Services. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray currently has approximately 2,800 employees in 107 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the sale of our private client branch network may not be completed, or completed within the expected timeframe; (2) unforeseen difficulties associated with the sale, including business disruption and loss of personnel, could delay completion of the sale and/or cause it to be more expensive than anticipated and adversely affect our results of operations and financial condition; (3) the expected benefits of the sale, including the growth of our Capital Markets business, increased profitability and shareholder returns, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (4) strategies with respect to the deployment of sale proceeds may take longer than anticipated to be realized or may not be achieved in their entirety or at all; (5) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (6) developments in specific sectors of the economy have in the past adversely affected, and may in the future adversely affect, our business and profitability, (7) we may not be able to compete successfully with other companies in the financial services industry who are often larger and better capitalized than we are, (8) we have experienced significant pricing pressure in areas of our business, which may impair our revenues and profitability, (9) our ability to attract, develop and retain highly skilled and productive employees is critical to the success of our business, (10) our underwriting and market-making activities may place our capital at risk, (11) an inability to readily divest or transfer trading positions may result in financial losses to our business, (12) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (13) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (14) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (15) our technology systems, including outsourced systems, are critical components of our operations, and failure of those systems or other aspects of our operations infrastructure may disrupt our business, cause financial loss and constrain our growth, (16) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (17) regulatory capital requirements may limit our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (18) our exposure to legal liability is significant, and could lead to substantial damages, (19) the business operations that we conduct outside of the United States subject us to unique risks, (20) we may suffer losses if our reputation is harmed, (21) our stock price may fluctuate as a result of several factors, including but not limited to changes in our revenues and operating results, (22) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (23) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2006 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)		For the Six Months Ended
	June 30,	March 31,	June 30,	2Q06 vs.	2Q06 vs.	June 30,	June 30,	Percent
(Amounts in thousands, except per share data)	2006	2006	2005	1Q06	2Q05	2006	2005	Inc/(Dec)
Revenues:

Institutional brokerage	$40,898	$46,274	$42,401	(11.6)%	(3.5)%	$87,172	$79,223	10.0%
Investment banking	61,236	69,764	47,958	(12.2)	27.7	131,000	96,502	35.7
Interest	13,521	14,544	10,835	(7.0)	24.8	28,065	20,658	35.9
Other income	(1,262)	12,530	947	N/M	N/M	11,268	1,454	675.0

Total revenues	114,393	143,112	102,141	(20.1)	12.0	257,505	197,837	30.2

Interest expense	9,143	8,153	7,909	12.1	15.6	17,296	15,268	13.3

Net revenues	105,250	134,959	94,232	(22.0)	11.7	240,209	182,569	31.6

Non-interest expenses:

Compensation and benefits	60,653	72,924	53,998	(16.8)	12.3	133,577	104,613	27.7
Occupancy and equipment	6,718	8,109	7,879	(17.2)	(14.7)	14,827	15,202	(2.5)
Communications	5,593	5,383	6,097	3.9	(8.3)	10,976	12,398	(11.5)
Floor brokerage and clearance	3,373	2,675	3,963	26.1	(14.9)	6,048	7,449	(18.8)
Marketing and business development	6,122	5,179	5,226	18.2	17.1	11,301	10,966	3.1
Outside services	6,836	6,292	6,460	8.6	5.8	13,128	11,674	12.5
Cash award program	886	1,275	1,061	(30.5)	(16.5)	2,161	2,197	(1.6)
Restructuring-related expense	—	—	8,595	N/M	N/M	—	8,595	N/M
Other operating expenses	2,910	4,437	2,811	(34.4)	3.5	7,347	6,197	18.6

Total non-interest expenses	93,091	106,274	96,090	(12.4)	(3.1)	199,365	179,291	11.2

Income/(loss) from continuing operations before income tax expense/(benefit)	12,159	28,685	(1,858)	(57.6)	N/M	40,844	3,278	1,146.0

Income tax expense/(benefit)	4,230	9,979	(750)	(57.6)	N/M	14,209	983	1345.5

Net income/(loss) from continuing operations	7,929	18,706	(1,108)	(57.6)	N/M	26,635	2,295	1,060.6

Discontinued operations:
Income from discontinued operations, net of tax	6,774	5,151	2,345	31.5	188.9	11,925	6,277	90.0
Restructuring and transaction costs, net of tax	(10,566)	—	—	N/M	N/M	(10,566)	—	N/M

Income/(loss) from discontinued operations, net of tax	(3,792)	5,151	2,345	N/M	N/M	1,359	6,277	(78.3)

Net Income	$4,137	$23,857	$1,237	(82.7)%	234.4%	$27,994	$8,572	226.6%

Earnings per basic common share
Income/(loss) from continuing operations	$0.43	$1.01	$(0.06)	(57.4)%	N/M	$1.44	$0.12	1,100.0%
Income from discontinued operations excluding restructuring and transaction costs	0.37	0.28	0.12	32.1%	208.3%	0.64	0.33	93.9%
Loss from restructuring and transaction costs	(0.57)	—	—	N/M	N/M	(0.57)	—	N/M

Earnings per basic common share	$0.22	$1.29	$0.07	(82.9)%	214.3%	$1.51	$0.45	235.6%

Earnings per diluted common share
Income/(loss) from continuing operations	$0.40	$0.98	$(0.06)	(59.2)%	N/M	$1.37	$0.12	1,041.7%
Income from discontinued operations excluding restructuring and transaction costs	0.34	0.27	0.12	25.9%	183.3%	0.61	0.33	84.8%
Loss from restructuring and transaction costs	(0.54)	—	—	N/M	N/M	(0.54)	—	N/M

Earnings per diluted common share	$0.21	$1.25	$0.06	(83.2)%	250.0%	$1.44	$0.44	227.3%

Weighted average number of common shares
Basic	18,556	18,462	19,028	0.5%	(2.5)%	18,509	19,141	(3.3)%
Diluted	19,669	19,146	19,195	2.7%	2.5%	19,408	19,297	0.6%
N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Revenue From Continuing Operations (Detail)

	For the Three Months Ended			Percent Inc/(Dec)		For the Six Months Ended
	June 30,	March 31,	June 30,	2Q06 vs.	2Q06 vs.	June 30,	June 30,	Percent
(Dollars in thousands)	2006	2006	2005	1Q06	2Q05	2006	2005	Inc
Institutional sales and trading
Fixed income	$16,621	$22,615	$17,391	(26.5)%	(4.4)%	$39,236	$31,659	23.9%
Equities	31,530	32,759	30,029	(3.8)	5.0	64,289	56,867	13.1

Total institutional sales and trading	48,151	55,374	47,420	(13.0)	1.5	103,525	88,526	16.9
Investment banking
Underwriting
Fixed income	15,675	15,752	19,758	(0.5)	(20.7)	31,427	31,390	0.1
Equities	25,648	30,043	16,960	(14.6)	51.2	55,691	37,298	49.3
Advisory services	19,913	23,969	11,240	(16.9)	77.2	43,882	27,814	57.8

Total investment banking	61,236	69,764	47,958	(12.2)	27.7	131,000	96,502	35.7
Subordinated debt interest expense	(2,875)	(2,709)	(2,093)	6.1	37.4	(5,584)	(3,913)	42.7
Other income	(1,262)	12,530	947	N/M	N/M	11,268	1,454	675.0

Net revenues	$105,250	$134,959	$94,232	(22.0)%	11.7%	$240,209	$182,569	31.6%
N/M — Not meaningful

Piper Jaffray Companies
Selected Financial Results of Discontinued Operations

	For the Three Months Ended			Percent Inc/(Dec)		For the Six Months Ended
	June 30,	March 31,	June 30,	2Q06 vs.	2Q06 vs.	June 30,	June 30,	Percent
(Dollars in thousands)	2006	2006	2005	1Q06	2Q05	2006	2005	Inc/(Dec)
Net revenues	$89,195	$92,595	$85,433	(3.7)%	4.4%	$181,790	$176,164	3.2%
Operating expenses	77,511	84,399	81,983	(8.2)	(5.5)	161,910	166,371	(2.7)

Income before tax expense	11,684	8,196	3,450	42.6	238.7	19,880	9,793	103.0

Income tax expense	4,910	3,045	1,105	61.2	344.3	7,955	3,516	126.3

Income from discontinued operations, net of tax	$6,774	$5,151	$2,345	31.5%	188.9%	$11,925	$6,277	90.0%

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended				For the Year Ended
	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2005	2005	2005	2005	2005	2004
Revenues:

Institutional brokerage	$40,369	$42,476	$42,401	$36,822	$162,068	$179,604
Investment banking	73,438	73,407	47,958	48,544	243,347	227,667
Interest	12,842	11,357	10,835	9,823	44,857	35,718
Other income	1,127	949	947	507	3,530	13,638

Total revenues	127,776	128,189	102,141	95,696	453,802	456,627

Interest expense	9,162	8,064	7,909	7,359	32,494	22,421

Net revenues	118,614	120,125	94,232	88,337	421,308	434,206

Non-interest expenses:

Compensation and benefits	66,571	72,649	53,998	50,615	243,833	251,187
Occupancy and equipment	7,896	7,710	7,879	7,323	30,808	28,581
Communications	5,906	5,683	6,097	6,301	23,987	24,757
Floor brokerage and clearance	3,449	3,887	3,963	3,486	14,785	14,017
Marketing and business development	5,744	4,827	5,226	5,740	21,537	24,660
Outside services	6,970	5,237	6,460	5,214	23,881	20,378
Cash award program	1,004	1,004	1,061	1,136	4,205	4,717
Restructuring-related expense	—	—	8,595	—	8,595	—
Other operating expenses	4,130	3,319	2,811	3,386	13,646	16,871

Total non-interest expenses	101,670	104,316	96,090	83,201	385,277	385,168

Income/(loss) from continuing operations before income tax expense/(benefit)	16,944	15,809	(1,858)	5,136	36,031	49,038

Income tax expense/(benefit)	5,009	4,871	(750)	1,733	10,863	16,727

Net income/(loss) from continuing operations	11,935	10,938	(1,108)	3,403	25,168	32,311

Discontinued operations:
Income from discontinued operations, net of tax	4,428	4,210	2,345	3,932	14,915	18,037

Income from discontinued operations, net of tax	4,428	4,210	2,345	3,932	14,915	18,037

Net Income	$16,363	$15,148	$1,237	$7,335	$40,083	$50,348

Earnings per basic common share
Income/(loss) from continuing operations	$0.65	$0.58	$(0.06)	$0.18	$1.34	$1.67
Income from discontinued operations	0.24	0.22	0.12	0.20	0.79	0.93

Earnings per basic common share	$0.89	$0.80	$0.07	$0.38	$2.13	$2.60

Earnings per diluted common share
Income/(loss) from continuing operations	$0.63	$0.57	$(0.06)	$0.17	$1.32	$1.67
Income from discontinued operations	0.23	0.22	0.12	0.20	0.78	0.93

Earnings per diluted common share	$0.87	$0.79	$0.06	$0.38	$2.10	$2.60

Weighted average number of common shares
Basic	18,365	18,841	19,028	19,378	18,813	19,333
Diluted	18,850	19,107	19,195	19,523	19,081	19,399